Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements Form S-8 (No. 333-103030) pertaining to the 1999 Stock Incentive Plan of Centra Financial Holdings, Inc. and Form S-4 (No. 333-93437) of Centra Financial Holdings, Inc. of our report dated March 10, 2006, with respect to the consolidated financial statements of Centra Financial Holdings, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ Ernst & Young LLP
Cleveland, Ohio
March 16, 2006